Exhibit 99.1

BioSpecifics Technologies Corp. Reports
Fourth Quarter and Full Year 2008 Financial Results

LYNBROOK, NY – March 30, 2009 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced its financial results for the fourth quarter and full year ended December 31, 2008.

"We are very happy to report that our partner Auxilium has been advancing XIAFLEX™ through the clinic; recently completing enrollment in a Phase IIb trial in Peyronie’s disease as well submitting a Biologics License Application for Dupuytren's disease with the U.S. Food and Drug Administration in early March," commented Thomas Wegman, President of BioSpecifics Technologies Corp. "In addition, Auxilium’s announcement of the partnership with Pfizer to market XIAFLEX™ in 48 countries including Europe, represents another important step in making this product available for patients who need it throughout the world."

Financial Results

The Company reported net income of $5.2 million for the quarter ended December 31, 2008, or $0.87 per share and $0.75 per share on a fully diluted basis, compared to a net loss of $2.2 million, or $(0.42) per share, for the same period in 2007. For the full year ended December 31, 2008, the Company reported net income of $3.7 million, or $0.64 per share and $0.55 per share on a fully diluted basis, compared to a net loss of $4.5 million, or $(0.86) per share, for 2007.

Revenue for the fourth quarter of 2008 was $7.2 million, compared to $0.4 million for the same period in 2007. For the full year ended December 31, 2008, revenue was $8.4 million, compared to $1.5 million in 2007. The increase in revenue for both periods was mainly due to the recognition in the fourth quarter of 2008 of a sublicense fee of $6.375 million under the Company’s agreement with Auxilium, which was paid in 2009, and $0.5 million in earn-out payments under the Company’s agreement with DFB Biotech Inc. and its affiliates.

Research and development expenses for the fourth quarter of 2008 were $0.2 million, compared to $1.9 million for the same period in 2007. For the year ended December 31, 2008, research and development expenses were $0.4 million, compared to $2.5 million in 2007. The decreases in research and development expenses were primarily due to lower third-party development costs in the 2008 periods.

General and administrative expenses for the fourth quarter of 2008 totaled $1.4 million, compared to $0.6 million for the same period in 2007. For the year ended December 31, 2008, general and administrative expenses were $4.2 million, compared to $3.5 million in 2007. The increases in general and administrative expenses were primarily due to increases in stock-based compensation expense, and legal and other third party fees related to the modification of the Company’s agreement with Auxilium in connection with the Pfizer transaction.

As of December 31, 2008, BioSpecifics held cash, cash equivalents and short-term investments, of $4.4 million, compared to $1.0 million on December 31, 2007. This does not include the $6.375 million payment that was received by BioSpecifics from Auxilium on January 30, 2009.

2008 Corporate Highlights

In June 2008, BioSpecifics’ partner Auxilium announced positive top-line efficacy and safety results from the CORD I and CORD II phase III clinical trials for XIAFLEX™ in the treatment of Dupuytren's disease.

In September 2008, BioSpecifics announced an agreement to significantly improve the deal terms related to its future royalty obligations to a third party for XIAFLEX™ for Peyronie's disease by buying down its future royalty obligations with a one-time cash payment. BioSpecifics made this strategic decision based on the encouraging clinical trial results to date, the commitment of its partner Auxilium to pursue the development of this indication and the future market opportunity for patients who do not have acceptable therapeutic alternatives.

In December 2008, BioSpecifics announced that its partner Auxilium signed a license agreement with Pfizer to market XIAFLEX™ in Europe and other territories for the treatment of Dupuytren's disease and Peyronie's disease and BioSpecifics negotiated certain modifications to its agreement with Auxilium in connection with that license agreement. As a result of such modifications, BioSpecifics received $6.375 million of the $75 million upfront payment paid to Auxilium by Pfizer, and will receive 8.5% of the $410 million in potential additional milestone payments that may be made by Pfizer to Auxilium. Of these additional milestone payments, $150 million are tied to regulatory milestones and $260 million are based on sales milestones. In addition, BioSpecifics will continue to receive milestone and royalty payments from Auxilium in accordance with its original agreement.

Recent Corporate Highlights

On January 6, 2009, BioSpecifics announced that it received notification from The NASDAQ Stock Market LLC that its common stock was approved for listing on the NASDAQ Global Market. BioSpecifics’ common stock began trading on the Nasdaq Global Market under the ticker BSTC on January 9, 2009.

On February 2, 2009, Auxilium announced the completion of enrollment in a randomized, double-blind, placebo-controlled U.S. Phase IIb clinical trial in Peyronie's disease for XIAFLEX™. Due to the high level of interest from patients and physicians, Auxilium exceeded its enrollment target of 120 patients.

On February 3, 2009, BioSpecifics announced that it received an upfront sublicense payment of $6.375 million on January 30, 2009 from Auxilium in accordance with the terms of its agreement with Auxilium.

On March 2, 2009, Auxilium announced that it had submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) on February 27, 2009 seeking approval of XIAFLEX™ for the treatment of Dupuytren's disease in the U.S. Auxilium also announced that it has requested a Priority Review designation for the BLA submission from the FDA and that it expects to hear from the FDA on Priority Review designation within approximately 60 days of the filing date.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and partnered injectable collagenase for three clinical indications: Dupuytren's disease, Peyronie's disease, and frozen shoulder (adhesive capsulitis). It has a development and licensing agreement with Auxilium. More information about the company may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, our expected revenue growth, and any other statements containing the words "believes", "expects",

"anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the ability of our partner Auxilium to obtain regulatory approval of XIAFLEX™ in the United States for Dupuytren's disease and Peyronie's disease and the ability of Pfizer to obtain regulatory approval of XIAFLEX™ in its territory for these same indications, which will determine the amount of milestone, royalty and sublicense income payments we may receive; the amount of earn out payments we may receive from DFB Biotech Inc. and its affiliates; whether Auxilium exercises its option under our license agreement for additional indications; the potential benefits of our existing license and development agreements; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the Company’s Form 10-K for the year ended December 31, 2008 and subsequent reports filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

Thomas Wegman
516-593-7000

Biospecifics Technologies Corp.
Consolidated Statements of Operations
	Three months ended		Twelve months ended
	December 31		December 31
	(Unaudited)		(Audited)
	2008	2007	2008	2007
Revenues:
Net sales	$7,502	$12,297	$37,343	$34,357
Royalties	508,099	16,361	510,127	16,361
Licensing and sublicensing fees	6,641,281	289,279	7,440,125	1,157,116
Consulting fees	70,000	96,500	424,185	306,500

Total Revenues:	7,226,882	414,437	8,411,780	1,514,334

Costs and Expenses:
Research and development	179,479	1,888,121	439,919	2,489,122
General and administrative	1,350,706	604,918	4,191,052	3,516,716

Total Costs and Expenses:	1,530,185	2,493,039	4,630,971	6,005,838

Operating Income (Loss):	5,696,697	(2,078,602)	3,780,809	(4,491,504)

Other Expense (Income):
Investment income	18,239	19,425	107,552	126,821
Interest expense	-	(781)	(33,880)	(781)
Other income (expense)	-	(125,000)	189,139	(125,000)
	18,239	(106,356)	262,811	1,040

Income (loss) before income tax	5,714,936	(2,184,958)	4,043,620	(4,490,464)
Income tax expense	(491,499)	(50,265)	(299,212)	(53,865)

Net Income (Loss):	$5,223,437	($2,235,223)	$3,744,408	($4,544,329)

Basic net income (loss) per share	$0.87	($0.42)	$0.64	($0.86)

Diluted net income (loss) per share	$0.75	($0.42)	$0.55	($0.86)

Shares used in computation of basic net income (loss) per share	6,007,736	5,336,814	5,854,836	5,291,506

Shares used in computation of diluted net income (loss) per share	6,989,811	5,336,814	6,836,911	5,291,506

Biospecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	December 31
	2008	2007
Cash and cash equivalents	$3,494,150	$68,564
Short-term investments	900,000	975,000
Accounts receivable, net	6,952,781	108,809
Working capital	9,422,245	(1,616,736)
Total assets	12,831,361	1,261,211
Long-term liabilities	4,660,427	5,154,602
Total stockholders’ equity (deficit)	6,178,539	(6,735,658)